Exhibit 5.1

January 29, 2026

Board of Directors

Solid Power, Inc.

486 S. Pierce Avenue, Suite E

Louisville, Colorado 80027

Ladies and Gentlemen:

We are acting as counsel to Solid Power, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale of (i) 17,000,000 shares of common stock (the “Shares”), par value $0.0001 per share (“Common Stock”), of the Company, (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase an aggregate of 5,807,018 shares of Common Stock (the “Pre-Funded Warrant Shares”) at an exercise price of $0.0001 per share, (iii) warrants to purchase an aggregate of 45,614,036 shares of Common Stock (the “Common Warrant Shares”) at an exercise price of $7.25 per share (the “Common Warrants” and, together with the Shares, the Pre-Funded Warrants, the Pre-Funded Warrant Shares and the Common Warrant Shares, the “Offered Securities”), and (iv) to the extent they may be issued upon exercise of the Pre-Funded Warrants or the Common Warrants, the Pre-Funded Warrant Shares and the Common Warrant Shares. The Offered Securities are being sold pursuant to that certain Securities Purchase Agreement (the “Purchase Agreement”), dated January 28, 2026, between the Company and the purchaser named therein (the “Offering”). The Offering is being made pursuant to a prospectus supplement dated January 28, 2026 to the accompanying base prospectus dated January 28, 2026 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-290078), as amended (the “Registration Statement”). This opinion letter is furnished to you at your request to enable the Company to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents submitted to us, and the conformity to authentic original documents of all documents submitted to us as copies (including electronic copies). We have also assumed the validity and constitutionality of each relevant statute, rule and regulation covered by this opinion letter. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) as to the opinion given in paragraphs (a) and (c), the Delaware General Corporation Law, as amended, and (ii) as to the opinion given in paragraph (b), the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).

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polsinelli.com

Board of Directors
Solid Power, Inc.
January 29, 2026

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) Following (i) issuance of the Shares pursuant to the terms of the Purchase Agreement and (ii) receipt by the Company of the consideration for the Shares specified in the Purchase Agreement, the Shares will be validly issued, fully paid, and nonassessable.

(b) The Pre-Funded Warrants and the Common Warrants, upon due execution and delivery on behalf of the Company against payment therefor as specified in the Purchase Agreement, will constitute valid and binding obligations of the Company.

(c) The Pre-Funded Warrant Shares and the Common Warrant Shares have been reserved for issuance and, when issued upon the exercise of the Pre-Funded Warrants or the Common Warrants by the holders thereof in accordance with their respective terms, will be validly issued, fully paid, and non-assessable.

The opinion expressed in paragraph (b) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Offered Securities, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely,

/s/ Polsinelli PC

POLSINELLI PC